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                                                                     EXHIBIT 4.2

                        MISSISSIPPI CHEMICAL CORPORATION
                              AMENDED AND RESTATED
                            1994 STOCK INCENTIVE PLAN

         1. Purpose. The purpose of this Stock Incentive Plan (the "Plan") is to enable Mississippi Chemical Corporation (the "Company") to offer certain officers and other key employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company, thereby attracting, retaining and rewarding such employees and strengthening the mutuality of interest between such employees and the Company's shareholders.

         2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Board of Directors") or by such other committee of the Board of Directors designated by the Board of Directors for such purpose. The Compensation or other Committee administering this Plan (the "Committee") shall be comprised solely of two or more individuals who are each a "nonemployee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and also an "outside director" within the meaning of Treasury Regulation
Section 1.162-27(e)(3) (the "Committee"). The Committee will approve the forms of agreements relating to the benefits granted hereunder, containing such terms and conditions consistent with the provisions of this Plan as are determined by the Committee, which agreements may be executed on behalf of the Company by the Chief Executive Officer or any Vice President of the Company. Notwithstanding the foregoing, the Committee shall have exclusive authority to make and administer grants to individuals who are or may reasonably be expected to become "covered employees," as defined in Section 162(m) (3) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), which are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C).

         The Committee will have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the agreements relating to the benefits granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee are final and conclusive. No member of the Committee may be held liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any benefit hereunder, and the members of the Committee will be entitled to defense, indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law and by the Articles of Incorporation of the Company. Except to the extent prohibited by applicable law or the applicable rule of a stock exchange, the Committee may delegate all or any part of its responsibilities and powers with respect to nonofficer participants to the Chief Executive Officer of the Company or any other person selected by it, which delegation may be revoked at any time.



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         3. Eligibility. Benefits under the Plan may be granted to any officer or other key employee of the Company or one of its subsidiaries on the basis of the special importance of their services in the management, development and/or operations of the Company and its subsidiaries. For these purposes, a subsidiary includes any corporation, partnership or other entity that is a "subsidiary corporation" (as that term is defined in Code Section 424(f)) with respect to the Company.

         4. Benefits. The benefits that may be granted under the Plan consist of
(a) stock options, (b) stock appreciation rights, and (c) stock awards.

         5. Shares Reserved. There is hereby reserved for issuance under the Plan an aggregate of 3,400,000 shares of common stock of the Company, subject to adjustment pursuant to Section 13 below, which may be authorized but unissued or treasury shares. All of such shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of shares that may be covered by benefits granted to any one participant in any fiscal year is 200,000 shares, subject to adjustment pursuant to Section 13 below. No more than 160,000 shares, subject to adjustment pursuant to Section 13 below, may be issued as stock awards hereunder. If there is a lapse, expiration, termination or cancellation of any option prior to the issuance of shares thereunder, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under this Plan. Notwithstanding the foregoing, subject to adjustment pursuant to Section 13 below, no more than 200,000 shares may be subject to stock options or stock appreciation rights that are intended to be "performance-based compensation," as that term is used in Section 162(m) of the Code, granted to any one participant in any fiscal year; solely for purposes of this limitation, options or stock appreciation rights that are cancelled continue to count against the limit, and options or stock appreciation rights that are repriced are treated as if they had been cancelled and new grants made.

         6. Stock Options. Stock options shall consist of options to purchase shares of common stock of the Company. Certain options granted under this Plan are intended to qualify as "incentive stock options" pursuant to Code Section 422, while certain other options granted under the Plan will constitute nonqualified options, in each case as determined by the Committee. The exercise price for any stock option shall be not less than 100% of the fair market value of the common stock of the Company on the date the stock option is granted; provided, however, that, if the participant owns on the date of grant more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries (a "10% Holder"), as more fully described in Section 422(b) (6) of the Code or any successor provision, the exercise price for any incentive stock option granted to the 10% Holder must not be less than 110% of the fair market value of the common stock of the Company on the date of grant. The aggregate fair market value (determined as of the time the stock option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all plans of the employer of such participant and its parent and subsidiary corporations as defined in Section 424 (e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies) may not exceed $100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision.



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         Upon exercise, the exercise price may be paid by check or, in the discretion of the Committee, by the delivery of shares of common stock of the Company then owned by the participant. A participant may also use cashless exercise as permitted under Regulation T, 12 CFR Part 220, or any successor provision ("Regulation T"), if the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended. Under Regulation T, any stock option granted under the Plan may be exercised by a broker-dealer acting on behalf of a participant if (a) the broker-dealer has received from the participant or the Company a fully- and duly-endorsed agreement evidencing such stock option, together with instructions signed by the participant requesting the Company to deliver the shares subject to such stock option to the broker-dealer on behalf of the participant and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the participant have otherwise complied with Section 220.3 (e) (4) of Regulation T.

         Stock options will become exercisable at such time or times and subject to such terms and conditions as may be determined by the Committee at the time of grant; provided, however, that no stock option may be exercisable prior to six months after the option grant date and no incentive stock option may be exercisable later than ten years after the grant date, or five years for any incentive stock option granted to a 10% Holder. The terms and conditions under which a benefit may be exercised after a participant's termination of employment will be determined by the Committee, except as otherwise provided herein. The conditions under which such post-termination exercises may be permitted with respect to incentive stock options must be determined in accordance with the provisions of Section 422 of the Code and as otherwise provided in this Section 6 above.

         7. Stock Appreciation Rights. Stock appreciation rights may be granted in conjunction with the grant of any nonqualified stock option granted hereunder and shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

                  (a) A stock appreciation right may be granted with respect to a stock option at the time of its grant or at any time thereafter up to six months prior to its expiration;

                  (b) Stock appreciation rights will permit the holder to surrender any related stock option or portion thereof which is then exercisable and elect to receive in exchange therefor cash in an amount equal to:

                  (i) The excess of the fair market value on the date of such election of one share of common stock over the option price, multiplied by

                  (ii) The number of shares issuable upon exercise of such option or portion thereof which is so surrendered.



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                  (c) The Committee shall satisfy a participant's right to
         receive the amount of cash determined under paragraph (b) hereof in whole or in part by delivering shares of the common stock of the Company equal in value to such amount as of the date of the participant's election.

                  (d) In the event of the exercise of a stock appreciation right, the number of shares reserved for issuance hereunder shall be reduced by the number of shares covered by the stock option or portion thereof surrendered.

         8. Stock Awards. Stock awards will consist of the grant of shares of common stock of the Company to participants without other payment therefor as additional compensation for their services to the Company or one of its subsidiaries. A stock award shall be subject to such terms and conditions as the Committee determines appropriate including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares upon termination of the participant's employment within specified periods and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals or other objective criteria established by the Committee over a designated period of time. The Committee may designate whether the grant of any stock award is intended to be "performance-based compensation," as that term is used in Section 162(m) of the Code, which stock award must be conditioned on the achievement of one or more performance measures established by the Committee. The performance measures established by the Committee may include earnings per share, total return on shareholder equity, or such other goals as may be established by the Committee in its discretion. For stock awards intended to be "performance-based compensation," the grant of the stock award and the establishment of the performance measures must be made during the period required under Section 162(m) of the Code.

         9. Transferability. Incentive stock options granted under this Plan may not be transferred other than by will or the laws of descent and distribution, and each incentive stock option may be exercised during the participant's lifetime only by the participant or the participant's guardian or legal representative. Participants may transfer nonqualified stock options and stock awards only as provided by the Committee.

         10. Change in Control. In the event of a change in control of the Company, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all stock awards shall immediately vest with all performance goals deemed fully achieved. For these purposes, change in control means the occurrence of any of the following events, as a result of one transaction or a series of transactions:

                  (a) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, its affiliates and any qualified or nonqualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of



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         securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

                  (b) individuals who constitute a majority of the Board of Directors immediately prior to a contested election for positions on the Board of Directors cease to constitute a majority as a result of such contested election;

                  (c) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another entity and, as a result of such combination, less than 75% of the outstanding securities of the surviving or resulting entity are owned in the aggregate by the former shareholders of the Company; or

                  (d) the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets to another person or entity.

Notwithstanding the foregoing, benefits payable on a change of control shall be limited so that no excess parachute payments, as defined in Code Section 280G(b)
(1), occur in accordance with such additional provisions as the Committee includes in the award pursuant to Section 11 below.

         11. Other Provisions. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including such provisions as may be required to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the participant's employment.

         12. Fair Market Value. The fair market value of the Company's common stock at any time shall be determined in such manner as the Committee may deem equitable or as required by applicable law or regulation.

         13. Adjustment Provisions.

                  (a) If the Company at any time changes the number of issued shares of common stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit hereunder shall be adjusted to the number of shares as is equitably required, together with an appropriate adjustment to the exercise price of stock options so that the aggregate consideration payable to the Company, if any, upon exercise of such option will not be changed.

                  (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.



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                  (c) In the event of any merger, consolidation or
         reorganization of the Company with any other entity, there may be substituted, on an equitable basis as determined by the Committee, for each share of common stock then reserved for issuance under the Plan and for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction.

         14. Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any shares deliverable under the Plan after giving the person entitled to receive the shares notice as far in advance as practicable and the Company may defer making delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to rules that it may adopt, permit a participant to pay all or a portion of the taxes arising in connection with any benefit under the Plan by electing to have the Company withhold shares of common stock from the shares otherwise deliverable to the participant, having a fair market value equal to the amount to be withheld.

         15. Term of Plan; Amendment, Modification or Cancellation of Benefits. The Plan will be unlimited in duration and, in the event of termination of the Plan, will remain in effect as long as any benefits granted hereunder remain outstanding; provided, however, that no incentive stock option may be granted more than ten years after the date of the approval of this Plan by the shareholders of the Company, or the date of approval of this amendment and restatement for incentive stock options granted based upon the increase in shares affected by such amendment and restatement. The terms and conditions applicable to any benefits granted prior to termination of the Plan may at any time be amended or cancelled by mutual agreement between the Committee and the participant or any other persons as may then have an interest therein and may be unilaterally modified by the Committee whenever such modification is deemed necessary to protect the Company or its shareholders.

         16. Amendment or Discontinuation of Plan. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of a majority of the shareholders. The Board of Directors may suspend the Plan or discontinue the Plan at any time; provided, however, that no such action may adversely affect any outstanding benefit.

         17. Shareholder Approval. The Plan was adopted by the Board of Directors on August 2, 1994, and was approved by the shareholders on November 9, 1994. This amendment and restatement of the Plan was adopted by the Board of Directors on July 22, 1999, subject to shareholder approval. This amendment and restatement of the Plan and any benefits granted based upon such amendment and restatement will be null and void if shareholder approval is not obtained at the next annual meeting of shareholders.